Execution Version

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Pledge Agreement”) is entered into as of July 28, 2020, between GE Oil & Gas US Holdings I, Inc., a Delaware corporation (“Pledgor”), Citibank, N.A. (“Secured Party”) and Citigroup Global Markets Inc. (“Custodian”).

WHEREAS, Pledgor and Secured Party have entered into a master confirmation titled “Averaging Share Forward Transactions”, dated the date hereof (the “Forward Master Confirmation”), pursuant to which Pledgor and Secured Party may from time to time enter into one or more transactions (each, a “Forward Transaction”), each of which shall be evidenced by a supplemental confirmation (each supplemental confirmation, together with the Forward Master Confirmation, a “Forward Confirmation”), which supplement(s), form a part of, and are subject to an agreement in the form of an ISDA 2002 Master Agreement (the “Forward Master Agreement”) between Pledgor and Secured Party as if the parties had executed an agreement in such form on the date of the Forward Master Confirmation, without any Schedule thereto, but containing all elections, modifications and amendments thereto made in the Forward Confirmation (as amended, modified or supplemented from time to time, collectively, the “Transaction Documents”) with respect to Shares (as defined in such Confirmation) of an Issuer (as defined in such Forward Confirmation);

WHEREAS, it is a condition under the Forward Master Confirmation that Pledgor and Secured Party enter into this Pledge Agreement; and

WHEREAS, it is a condition under each Forward Confirmation that Pledgor secure Pledgor’s obligations under such Forward Confirmation and any other Transaction Documents;

NOW, THEREFORE, in consideration of their mutual covenants contained herein and to secure the full and punctual observance and performance by Pledgor of all Secured Obligations (as defined herein), the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

Section 1. Definitions. Capitalized terms used herein and not defined herein have the meaning set forth or incorporated in the Forward Master Confirmation. As used herein, the following words and phrases shall have the following meanings:

“Additions and Substitutions” has the meaning provided in Section 2(a) of this Pledge Agreement.

“Authorized Officer” of Pledgor means any officer, trustee, manager, managing member, general partner (or any officer thereof), director or similar Person, as applicable, as to whom Pledgor shall have delivered notice to Secured Party that such officer, trustee, manager, managing member, general partner (or any officer thereof), director or similar Person is authorized to act hereunder on behalf of Pledgor.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, as amended.

“Base Number” means, with respect to a Forward Transaction, the Number of Shares for such Forward Transaction.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the Laws of, or are in fact closed, in the jurisdiction where the lending office is located or in New York.

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“Cash” means U.S. Dollars.

“Collateral” has the meaning provided in Section 2(a) of this Pledge Agreement.

“Collateral Account” means the securities account (as defined in Section 8-501 of the UCC) of and in the name of Pledgor established and maintained at the Custodian with the account number [***] and any replacement or successor account.

“Collateral Event of Default” means the occurrence of either of the following: (i) at any time after delivery of the Initial Shares to the Collateral Account the failure of the Collateral to include free from any Transfer Restrictions (other than Existing Transfer Restrictions) a number of Shares at least equal to the aggregate Base Number for all Forward Transactions outstanding at such time that relate to such Shares or (ii) at any time the failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien in favor of any Person other than Secured Party (or any Affiliate thereof), or assertion of such by Pledgor in writing.

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Custodian” means Citigroup Global Markets Inc.

“Default Event” means an Event of Default (as defined in the Transaction Documents) with respect to Pledgor or any Termination Event (as defined in the Transaction Documents) as to which Pledgor is the sole Affected Party (as defined in the Transaction Documents).

“DTC Shares” means Shares registered in the name of The Depository Trust Company (or its successor, “DTC”) or its nominee, maintained in the form of entries on the books of DTC, and allowed to be settled through DTC’s regular book-entry settlement services.

“Excess Shares” means, with respect to a Forward Transaction, the Shares with a number equal to the excess of the Number of Shares for such Forward Transaction over the Number of Shares to be Delivered for such Forward Transaction.

“Existing Transfer Restrictions” means, with respect to any Shares or other securities, the Transfer Restrictions (i) existing due to such Shares or other securities being held by an “affiliate” (within the meaning of Rule 144 under the Securities Act) of the applicable Issuer or being “restricted securities” (within the meaning of Rule 144 under the Securities Act) of the applicable Issuer, but only to the extent Secured Party (or its affiliate or another financial institution on Secured Party’s behalf), as identified in Counterparty’s Form 144, has not completed its sale of a number of Shares equal to the Base Number in accordance with the Interpretive Letters (as defined in the Transaction Documents); and (ii) under the Stockholders Agreement.

“Forward Confirmation” has the meaning provided in the preamble of this Pledge Agreement.

“Forward Master Confirmation” has the meaning provided in the preamble of this Pledge Agreement.

“Forward Transaction” has the meaning provided in the preamble of this Pledge Agreement.

“Hague Securities Convention” means The Hague Securities Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary.

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“Initial Shares” means, with respect to a Forward Transaction, a number of Shares owned by the Pledgor equal to the Base Number.

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledged Items” means, as of any date, (i) the Initial Shares and (ii) any and all securities (or security entitlements in respect thereof) and instruments, cash, financial assets or other property delivered by Pledgor or otherwise received by or on behalf of Secured Party to be held by or on behalf of Secured Party under this Pledge Agreement as Collateral until required to be released by Secured Party pursuant to this Pledge Agreement.

“Pledgor” has the meaning provided in the introductory paragraph of this Pledge Agreement.

“Secured Obligations” means, at any time, any and all obligations, covenants and agreements of any kind whatsoever of Pledgor to Secured Party under the Transaction Documents and this Pledge Agreement, whether with respect to the payment of money, delivery of securities or other instruments or property or otherwise, whether now in existence or hereafter arising.

“Secured Party” has the meaning provided in the introductory paragraph of this Pledge Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interests” means the security interests in the Collateral created hereby.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of November 13, 2018, by and between the Issuer and General Electric Company, as amended by the Amendment to the Amended and Restated Stockholders Agreement, dated as of July 31, 2019.

“Transaction Documents” has the meaning provided in the preamble of this Pledge Agreement.

“Transfer Restriction” means, with respect to any property or item of Collateral (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of Collateral or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such property or item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any pledge, sale, assignment, transfer or exercise or enforcement of, or with respect to, such property or item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of Collateral, prior to the sale, pledge, assignment or other transfer or exercise or enforcement of, or with respect to, such property or item of Collateral, (iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of Collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under the Securities Act), and (v) any legend or other notification appearing on any certificate representing such property or item of Collateral to the effect that any such condition or restriction exists; provided, however, that the required delivery of any assignment, stock power, instruction or entitlement order from the seller, pledgor, assignor or transferor of a security or other item of Collateral, together with any evidence of the corporate or other authority of the Person executing or delivering such assignment, stock power, instruction or entitlement order, shall not constitute a “Transfer Restriction”.

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“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 2. The Security Interests. In order to secure the full and punctual observance and performance by Pledgor of all Secured Obligations:

(a)       Pledgor hereby assigns and pledges to Secured Party and grants to Secured Party, a first priority security interest in and to, and a lien upon and right of set-off against (i) the Pledged Items; (ii) all additions to and substitutions for such Pledged Items, including without limitation any additional or substitute shares of any capital stock of any class (such additions and substitutions, “Additions and Substitutions”); (iii) the Collateral Account and all cash, instruments, securities and other financial assets (including security entitlements) (each as defined in Section 8-102 or 9-102 of the UCC, as applicable), including the Pledged Items and the Additions and Substitutions, and other funds, property or assets from time to time held therein or credited thereto; (iv) all interest, income, proceeds, distributions and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Pledgor, with respect to Pledgor) from or in connection with any of the foregoing (including, without limitation, any shares of capital stock issued by any issuer in respect of any Shares or other securities constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Shares or other securities constituting Collateral, or into which any such Shares or other securities are converted, in connection with any merger or similar event or otherwise, and any security entitlements in respect of any of the foregoing) and (v) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items or the Additions and Substitutions (clauses (i) through (v) being herein collectively called the “Collateral”). Secured Party shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to Secured Party by this Pledge Agreement.

(b)       In the event that the Issuer at any time issues and delivers to Pledgor in respect of any Shares constituting Collateral hereunder any Additions or Substitutions, Pledgor shall as soon as reasonably practicable deliver to Secured Party in accordance with Section 5(a) such Additions and Substitutions as additional Collateral hereunder.

(c)       The Security Interests are granted as security only and shall not subject Secured Party to, or transfer to Secured Party or in any way affect or modify, any obligation or liability of Pledgor or the Issuer with respect to any of the Collateral or any transaction in connection with the Secured Obligations.

(d)       The Custodian, Pledgor and Secured Party expressly agree that (i) all rights, assets and property at any time held in or credited to the Collateral Account or otherwise held as or constituting Collateral hereunder shall be treated as financial assets (as defined in Section 8-102 of the UCC) and (ii) until notified by the Secured Party that all Secured Obligations are satisfied in full, the Custodian will act on entitlement orders (as defined in Section 8-102 of the UCC) or other instructions of Secured Party (in each case, without further consent of Pledgor) with respect to all financial assets or other assets held in or credited to the Collateral Account, and will act on entitlement orders or other instructions of the Pledgor only with the written consent of the Secured Party.

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Section 3. Representations and Warranties of Pledgor. Pledgor hereby represents, warrants and covenants to Secured Party on the date hereof, on each Trade Date (as defined in the related Forward Confirmation) and on each date on which Pledgor delivers or Secured Party otherwise receives Collateral that (unless another date or dates are specified below):

(a)       Pledgor (i) solely (and not jointly with any other Person) owns and, at all times prior to the release of the Collateral pursuant to the terms of this Pledge Agreement, will solely (and not jointly with any other Person) own the Collateral free and clear of any Liens (other than the Security Interests) or, in the case of Shares, any Transfer Restrictions (other than any Existing Transfer Restrictions), (ii) is not and will not become a party to or otherwise be bound by any agreement, other than the Transaction Documents and this Pledge Agreement that (x) restricts in any manner the rights of any present or future owner of the Collateral in respect thereof (other than the Existing Transfer Restrictions) or (y) provides any Person other than Pledgor, Secured Party or any securities intermediary through whom any Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) with Control with respect to any Collateral and (iii) except as identified in the applicable Transaction Documents, there are no restrictive legends on the certificate or certificates evidencing the Shares constituting Collateral. This Pledge Agreement constitutes a bona fide pledge.

(b)       This Pledge Agreement has been duly executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(c)       No financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien, security interest or other encumbrance of any kind on such Collateral, other than a financing statement in favor of Secured Party.

(d)       Any Shares and any securities at any time pledged hereunder (or in respect of which security entitlements are pledged hereunder) are and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and held in the Collateral Account with the Custodian; provided that this representation shall not be deemed to be breached if, at any time, any such securities are issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, or by the United States of America, and the parties hereto agree to procedures or amendments hereto necessary to enable Secured Party to maintain a valid and continuously perfected Security Interest in such Collateral, in respect of which Secured Party will have Control, subject to no prior Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.

(e)       Upon (i) in the case of Collateral consisting of investment property (as defined in Section 9-102(a)(49) of the UCC), (A the delivery of such Shares or other securities to Secured Party in accordance with Section 5(a), and (B) in each case, the crediting of such investment property to the Collateral Account, or (iii) in the case of Cash, the crediting of such Cash to the Collateral Account in accordance with Section 5(b), Secured Party will have, in each case, a valid and perfected Security Interest in such Collateral (and additionally, in the case of Collateral consisting of investment property or Cash, Control), subject to no prior Lien.

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(f)       On each Trade Date (as defined in the related Forward Confirmation) and, subject to Section 4(a), on each date thereafter on which Pledgor delivers or Secured Party otherwise receives Collateral, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Pledge Agreement (other than as may be required under Section 13(d) or 16 of the Exchange Act) or necessary for the validity or enforceability hereof or thereof or for the perfection or enforcement of the Security Interests.

(g)       Pledgor is a corporation for U.S. federal income tax purposes, and it is a U.S. person for U.S. federal income tax purposes.

Section 4. Certain Covenants of Pledgor. Pledgor agrees that, so long as any Secured Obligation remains outstanding:

(a)       Pledgor shall, at the expense of Pledgor and in such manner and form as Secured Party may reasonably require, give, execute, deliver, file and record any financing statement, notice, instrument, document, undated stock or bond powers or other instruments of transfer, agreement or other papers that may in Secured Party’s reasonable discretion be necessary or desirable in order (i) to create, preserve, perfect, substantiate or validate any Security Interest granted pursuant hereto, (ii) to create or maintain Control with respect to any such Security Interests in the Collateral or any part thereof as to which a security interest may be perfected by Control under the UCC or (iii) to enable Secured Party to exercise and enforce its rights hereunder with respect to such Security Interest under Section 8, including, without limitation, executing and delivering or causing the execution and delivery of a control agreement in form and substance reasonably satisfactory to Secured Party with respect to the Collateral Account and/or, to the extent that any Collateral (other than cash or cash equivalents) is not held through DTC or another clearing corporation, causing any or all of the Collateral to be transferred of record into the name of Secured Party or its nominee, or (if such asset is a “financial asset” within the meaning of Article 8 of the UCC) the name of Custodian with a simultaneous credit to the Collateral Account. To the extent permitted by applicable law, Pledgor hereby authorizes Secured Party to execute and file, in the name of Pledgor as debtor, UCC financing or continuation statements relating to this Pledge Agreement that Secured Party in its reasonable discretion may deem necessary or desirable to further perfect, or maintain the perfection of, the Security Interest.

(b)       Pledgor shall warrant and defend Pledgor’s title to the Collateral, subject to the rights of Secured Party, against the claims and demands of all Persons. Secured Party may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

(c)       Pledgor agrees that Pledgor shall not change Pledgor’s name or identity, its chief executive office, its status, jurisdiction of organization or residence for tax purposes or its type of organizational structure or dissolve, liquidate, or merge with or into any other entity in any manner, unless in any such case (A) Pledgor shall have given Secured Party not less than 30 days’ prior written notice thereof, (B) such change shall not cause any of the Security Interests to become unperfected, cause Secured Party to cease to have Control in respect of any of the Security Interests in any Collateral consisting of investment property (as defined in Section 9-102(a)(49) of the UCC) or subject any Collateral to any other Lien or have any adverse effect on the priority of the Secured Party’s security interest hereunder and (C) Pledgor remains a U.S. person for U.S. federal income tax purposes.

(d)       Pledgor agrees that Pledgor shall not (except pursuant to the Transaction Documents) (i) create or permit to exist any Lien (other than the Security Interests) upon or with respect to the Collateral or any Transfer Restriction (other than any Existing Transfer Restrictions) upon or with respect to the Collateral consisting of Shares, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (iii) enter into or consent to any agreement pursuant to which any Person other than Pledgor, Secured Party and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

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(e)       Pledgor shall provide the Custodian with a properly executed Internal Revenue Service Form W-9, or any successor form, for U.S. federal income tax purposes (A) upon the execution of this Pledge Agreement, (B) promptly upon reasonable demand by the Custodian and (C) promptly upon learning that any such document previously provided has become obsolete or incorrect. Pledgor shall provide the Custodian with a properly executed affidavit pursuant to Treasury Regulations Section 1.1445-2(b)(2) certifying that Pledgor is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code (A) promptly upon reasonable demand by the Custodian and (B) promptly upon learning that any such document previously provided has become obsolete or incorrect.

Section 5. Substitution, Maintenance and Administration of the Collateral.

(a)       Any delivery by Pledgor of Shares or investment property (as defined in Section 9-102(a)(49) of the UCC) as Collateral to Secured Party shall be effected (i) in the case of such Collateral consisting of Shares or other securities in respect of which security entitlements are held by Pledgor through a securities intermediary (including, without limitation, Secured Party or the Custodian), by the crediting of such Shares or securities, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary or, at the option of the Custodian, at another securities intermediary reasonably satisfactory to the Custodian and Secured Party and the crediting by the Custodian of such Shares or securities to the Collateral Account, or (ii) in the case of any other Collateral, by complying with such alternative delivery instructions as Secured Party shall provide to Pledgor in writing.

(b)       Any delivery by Pledgor of Cash as Collateral shall be effected by the delivery and deposit of such Cash to the Collateral Account.

(c)       Secured Party may, after the occurrence and during the continuance of a Default Event, cause any or all of the Collateral consisting of certificated Shares pledged hereunder not registered in the name of Secured Party or its nominee to be transferred of record into the name of Secured Party or its nominee. Pledgor shall promptly give to Secured Party copies of any notices or other communications received by Pledgor with respect to Collateral pledged hereunder registered in the name of Pledgor or Pledgor’s nominee.

(d)       Pledgor agrees that Pledgor shall forthwith upon demand pay to Secured Party:

(i)       the amount of any taxes that Secured Party is required to pay with respect to the Collateral (including but not limited to any taxes imposed on Secured Party in its capacity as a withholding agent and any taxes with respect to (x) income earned or distributions with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any of the Collateral from any Lien thereon; provided that Secured Party shall notify Pledgor in writing of the amount of such taxes upon a determination by Secured Party of its intent to pay such taxes prior to the payment thereof. Any such taxes shall not be an “Indemnifiable Tax” for purposes of Section 14 of the Agreement; and

(ii)       the amount of any and all reasonable and documented out-of-pocket expenses, including the fees and disbursements of counsel and of any other experts, that Secured Party may reasonably incur in connection with (A) the enforcement of this Pledge Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by Secured Party of any of the rights conferred upon it hereunder or (D) any Default Event.

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Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at the Default Rate (as determined pursuant to the Forward Master Agreement) until paid.

(e)       Pledgor hereby acknowledges that during such time as any Collateral is held by Secured Party pursuant to the terms of this Pledge Agreement, Pledgor will not receive periodic account statements from the Custodian with respect to the value thereof.

(f)       If, at any time, Pledgor is obligated pursuant to the Transaction Documents to deliver Shares to or at the direction of Secured Party, unless Pledgor shall have otherwise delivered such Shares in respect of such obligation, Secured Party shall be entitled to direct the Custodian to deliver or cause to be delivered to Secured Party or an affiliate of Secured Party designated by Secured Party from the Collateral Account applicable Shares that satisfy the requirements of the applicable Transaction Documents, in whole or partial, as the case may be, satisfaction of Pledgor’s obligation to deliver such Shares. Upon any such delivery, Secured Party or such affiliate of Secured Party shall hold such Shares absolutely and free from any claim or right whatsoever (including, without limitation, any claim or right of Pledgor).

(g)       Notwithstanding anything to the contrary in this Pledge Agreement or any other Transaction Document, other than as set forth in subsection (f) above or Section 6(c) below, Secured Party shall have no right to rehypothecate, borrow, use or otherwise dispose of the Collateral prior to the occurrence of a Default Event that is continuing.

(h)       Unless a Default Event shall have occurred and be continuing, Pledgor shall be entitled, from time to time, to substitute for the Pledged Items, Additions or Substitutions acceptable to Secured Party in its reasonable discretion.

(i)       The Custodian hereby subordinates in favor of the Secured Party any and all Liens which the Custodian may now or hereafter have against the Collateral Account or any property credited thereto.

Section 6. Income and Voting Rights in Collateral.

(a)       On or after the date hereof, all cash and non-cash proceeds of the Collateral, including, without limitation, any dividends, interest and other distributions on the Collateral (in each case, net of any applicable withholding taxes withheld by the Issuer or any other applicable withholding agent), received by Secured Party or the Custodian shall be credited to the Collateral Account, subject to the Lien created hereunder. Secured Party and Custodian will use commercially reasonable efforts to reduce or eliminate the amount of any such withholding taxes withheld by the Issuer or any other applicable withholding agent; provided that it does not result in unreimbursed cost.

(b)       Unless a Default Event shall have occurred and be continuing or would occur as a result of payment to Pledgor pursuant to this provision, Secured Party shall direct the Custodian to pay to Pledgor from the Collateral Account any cash dividends or distributions credited to the Collateral Account promptly upon receipt thereof, and such cash dividends or distributions shall be released from the Security Interests hereunder upon such payment.

(c)       If Pledgor shall be obligated under the Transaction Documents to deliver or pay any amounts equal to any dividends, interest or other distributions to Secured Party, then if and to the extent that such dividends, interest or other distributions are credited to and remain in the Collateral Account and unless Pledgor shall have otherwise satisfied such obligation, Secured Party shall be entitled to direct the Custodian to pay or deliver to or as directed by Secured Party from the Collateral Account such dividends, interest or other distributions and apply such dividends, interest or other distributions to such obligation of Pledgor.

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(d)       Any proceeds of the Collateral that are received by Pledgor and that are entitled to be retained as Collateral by the Secured Party under this Pledge Agreement shall be received in trust for the benefit of Secured Party, shall be segregated from other property of Pledgor and shall as soon as reasonably practicable be delivered over to Secured Party to be credited to the Collateral Account to be held as Collateral in the same form as received or otherwise delivered to Secured Party as Secured Party may instruct (with any necessary endorsement).

(e)       Pledgor shall have the sole right, at any time and from time to time, to vote and to give consents, ratifications and waivers and exercise any similar rights with respect to the Shares constituting Collateral and the Custodian shall deliver to Pledgor such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Collateral that is registered, or held through a securities intermediary, in the name of Custodian or its nominee as the Pledgor may request for such purpose.

Section 7. Ownership.

(a)       Definitions. As used in this Section 7:

“Beneficial Ownership” means, in respect of Secured Party, the “beneficial ownership” (within the meaning of Section 13(d)) of outstanding Shares, without duplication, by Secured Party together with any of its Affiliates or other Persons subject to aggregation with Secured Party under Section 13(d) for purposes of “beneficial ownership” or under any Applicable Restriction (as defined below), or by any “group” (within the meaning of Section 13(d)) of which Secured Party is, or is deemed to be, a part (Secured Party and any such Affiliates, Persons and groups, collectively, with respect to such Secured Party, the “Secured Party Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation for purposes of determining status as a beneficial owner under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder results in a different ownership level, such ownership level).

“Section 13(d)” means Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Secured Party Person” means Secured Party or any Secured Party Group (as defined above) or any Person whose ownership position would be aggregated with that of Secured Party or any Secured Party Group.

(b)       Ownership Provision.

(i)       Notwithstanding any other provision of this Pledge Agreement to the contrary, in no event shall Secured Party be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Collateral to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

A.       the Beneficial Ownership by any Secured Party Person of Shares would be equal to or greater than 9.0% of the number of the total outstanding Shares; or

B.       Secured Party itself or as part of any group (as such term is defined in Section 13(d) of the Exchange Act) beneficially owns (as defined in the Stockholders Agreement) in excess of 15% of the voting power of the outstanding Shares and Class B Common Stock; or

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C.       any Secured Party Person under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the organization documents of Issuer or any agreement to which Pledgor or any Affiliate thereof or Issuer is a party, in each case, (x) applicable to ownership of Shares and (y) as to which Secured Party has delivered irrevocable written notice to Pledgor of its election for this clause (B) to apply (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to: (1) the number of Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any Person or entity) of such Secured Party Person or would result in an adverse effect on such Secured Party Person under any Applicable Restriction, as determined by Secured Party in its reasonable discretion, in each case minus (2) 1% of the number of the total outstanding Shares (each of paragraphs (A), (B) or (C) above, an “Ownership Limitation”).

(ii)       The inability of Secured Party to acquire, receive or exercise rights with respect to any Shares constituting Collateral as provided above at any time as a result of an Ownership Limitation shall not preclude Secured Party from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Each Secured Party Person shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares constituting Collateral that Secured Party is not entitled to acquire or receive, or exercise any other rights of a secured party in respect of, at any time pursuant to an Ownership Provision, until such time as Secured Party is not prohibited from acquiring, receiving or exercising such rights in respect thereof under such Ownership Provision, and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that Secured Party is so prohibited.

Section 8. Remedies upon Default Events.

(a)       If any Default Event shall have occurred and be continuing, Secured Party may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, may:

(i)       deliver or cause to be delivered to itself or to an affiliate of the Secured Party from the Collateral Account, Collateral consisting of Shares, cash or other assets with a value sufficient to satisfy in full all Secured Obligations then due, whereupon Secured Party or such affiliate shall hold such Shares, cash or other assets absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted; provided that, to the extent such Collateral constitute Excess Shares, Secured Party shall not deliver or cause to be delivered such Excess Shares to close out open borrowing positions created in the course of Secured Party’s hedging activities in connection with the applicable Forward Transaction;

(ii)       sell or cause the sale of any Collateral as may be necessary to generate proceeds sufficient to satisfy in full all Secured Obligations then due, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as Secured Party may deem reasonably satisfactory and Secured Party may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale or at one or more private sales and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Pledgor;

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(iii)       demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and otherwise exercise all of Pledgor’s rights with respect to any and all of the Collateral, in its own name, in the name of Pledgor or otherwise; provided that Secured Party shall have no obligation to take any of the foregoing actions; and

(iv)       apply any Cash on deposit in the Collateral Account to any Secured Obligation; and

(v)       take any combination of the actions described in clauses (i) through (iv) above.

Pledgor covenants and agrees that Pledgor will execute and deliver such documents and take such other action as Secured Party deems reasonably necessary or advisable in order that any such sale or exchange may be made in compliance with law. Upon any such sale Secured Party shall have the right to deliver, assign and transfer to the buyer thereof (which may be the Secured Party) the Collateral so sold. Each buyer at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may determine. Secured Party shall not be obligated to make any such sale. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the sale price is paid by the buyer thereof, but Secured Party shall not incur any liability in case of the failure of such buyer to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b)       Pledgor specifically understands and agrees that any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Pledge Agreement may be effected by Secured Party at times and in manners that could result in the proceeds of such sale being significantly and materially less than might have been received if such sale had occurred at different times or in different manners (including, without limitation, as a result of the provisions of Section 7 hereof). Without limiting the generality of the foregoing, if, in the reasonable opinion of Secured Party, there is a reasonable possibility that a public sale or distribution of any Collateral will violate any state or federal securities law, including without limitation, the Securities Act, Secured Party may (or, to the extent such Collateral constitutes Excess Shares, shall) offer and sell such Collateral in a transaction exempt from registration under the Securities Act, and/or limit purchasers to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act) and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof, and any such sale made in good faith by Secured Party shall be deemed “commercially reasonable”. Furthermore, Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions, and agrees such sales shall not be considered to be not commercially reasonable solely because they are so conducted on a restricted or private basis. Pledgor further acknowledges that any specific disclaimer of any warranty of title or the like by Secured Party will not be considered to adversely affect the commercial reasonableness of any sale of Collateral.

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Pledgor agrees and acknowledges that the Shares are customarily sold on a recognized market within the meaning of Section 9-610 of the UCC. In the event that a Default Event shall have occurred and be continuing and Secured Party shall desire to exercise any of its rights and remedies with respect to the Collateral, as provided above or otherwise available to it under the UCC, at law or in equity, as contemplated by Section 9-603 of the UCC, the parties hereto agree, to the extent permitted by applicable law, to the standards set forth herein for measuring the fulfillment of the obligations of Secured Party and the rights of Pledgor under the UCC. In the event that notification of disposition of the Collateral is required by applicable law (it being acknowledged and agreed that no such notice shall be required if the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market), the parties hereto agree that notice sent to each of the Persons specified in Section 9-611(e) of the UCC prior to (x) the date of any proposed public sale of the Collateral or (y) the date on or after which Secured Party intends to conduct a private sale of Collateral, shall constitute a reasonable time for such notice; provided that, if Secured Party fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

In the event that Secured Party determines to sell Shares constituting Collateral in a sale that is a public sale for purposes of the UCC, the parties hereto agree that posting of notice of such sale, such notice to describe the Collateral being sold and the time and place of the sale as described below, through the Bloomberg Professional service or any other comparable on-line service widely used by sophisticated equity traders and/or investors after the close of trading on the Exchange on the day of, but prior to, such sale shall constitute sufficient public notice of any such sale and that no notice thereof in any newspaper or other written publication shall be required. The parties hereto agree that notification of the time and method of a sale of the Collateral conducted in such a manner shall constitute sufficient notice of the time and place of the public sale for purposes of the UCC. Any disposition pursuant to the foregoing procedures shall be deemed to be a public disposition for purposes of the UCC even if Secured Party is the only Person who submits a bid for the Collateral.

Pledgor hereby (A) acknowledges that, with respect to Shares constituting Collateral, selling or otherwise disposing of the Collateral in accordance with the restrictions and other provisions set forth in this Section 8(b) may result in prices and terms less favorable to Secured Party than those that could be obtained by selling or otherwise disposing of Collateral in a single transaction to a single purchaser and (B) agrees and acknowledges that no method of sale or other disposition of Collateral shall be deemed commercially unreasonable solely because of the restrictions set forth in this Section 8(b). Secured Party may purchase the Collateral for its own account at any public disposition within the meaning of the UCC. Pledgor further acknowledges that to the extent Secured Party exercises any of its rights or remedies through any bulk sale or private sale, (x) such bulk sale or private sale may result in a lower sale price than would be obtainable through a public sale and (y) such bulk sale or private sale shall not be considered to be not commercially reasonable solely because it is conducted as a bulk or private sale or results in a lower sale price than would be obtainable through a public sale.

(c)       Pledgor hereby irrevocably appoints Secured Party Pledgor’s true and lawful attorney, with full power of substitution, in the name of Pledgor, Secured Party or otherwise, for the sole use and benefit of Secured Party, but at the expense of Pledgor, to the extent permitted by law, to exercise, at any time and from time to time while a Default Event has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral to the extent necessary to satisfy in full all Secured Obligations that are then due:

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(i)       to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(ii)       to settle, compromise, compound, prosecute or defend any action or proceeding in respect thereof;

(iii)       to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Secured Party were the absolute owner thereof (including, without limitation, the giving of instructions and entitlement orders in respect thereof); and

(iv)       to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto.

(d)       Upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Pledge Agreement, Secured Party is hereby irrevocably appointed the true and lawful attorney of Pledgor, in the name and stead of Pledgor, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property, thus delivered or sold. For that purpose Secured Party may execute all such documents, instruments, instructions and entitlement orders. This power of attorney shall be deemed coupled with an interest, and Pledgor hereby ratifies and confirms that which Pledgor’s attorney acting under such power, or such attorney’s successors or agents, shall lawfully do by virtue of this Pledge Agreement. If reasonably requested by Secured Party or by any buyer of the Collateral or a portion thereof, Pledgor shall further ratify and confirm any such delivery or sale by executing and delivering to Secured Party or to such buyer or buyers at the expense of Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.

(e)       If a Default Event shall have occurred and be continuing, Secured Party may proceed to realize upon the Security Interests in the Collateral against any one or more of the types of Collateral, at any time, as Secured Party shall determine in its sole discretion subject to the foregoing provisions of this Section 8. The proceeds of any sale of, or other realization upon, or other receipt from, any of the Collateral shall be applied by Secured Party in the following order of priorities:

first, to the payment to Secured Party of the reasonable expenses of such sale or other realization, including reasonable compensation to the agents and counsel of Secured Party, and all expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including brokerage fees in connection with the sale by Secured Party of any Collateral, and any expenses described in Section 5(d);

second, to the payment to Secured Party of the aggregate amount (or the value of any delivery or other performance) owed by Pledgor to Secured Party under the Secured Obligations that are then due; and

finally, if all of the Secured Obligations have been fully discharged or sufficient funds have been set aside by Secured Party at the request of Pledgor for the discharge thereof, any remaining proceeds shall be released to Pledgor.

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Section 9. Netting. If on any date, cash would otherwise be payable pursuant to the Transaction Documents or this Pledge Agreement, by Secured Party to Pledgor and by Pledgor to Secured Party, then, on such date, each such party’s obligation to make such payment will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one such party exceeds the aggregate amount that would otherwise have been payable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

Section 10. Miscellaneous.

(a)       To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Pledge Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(b)       Any provision of this Pledge Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pledgor and Secured Party or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)       All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication.

Notices to Pledgor shall be directed to Pledgor at:

GE Oil & Gas US Holdings I, Inc.

c/o General Electric Company

5 Necco Street

Boston, Massachusetts 02210

Attn: John Godsman and Michael Buckner

Telephone: [***] and [***]

Email: [***] and [***]

Notices to Secured Party or Custodian shall be directed to it at:

388 Greenwich Street, 8th Floor

New York, NY 10013

Attn: Equity Derivatives

Telephone: [***]

Email: [***], [***], [***]

with a copy to:

390 Greenwich Street, 3rd Floor

New York, NY 10013

Attn: Dustin Sheppard – Equity Derivatives Operations

Telephone: [***]

Email: [***], [***]

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(d)       The parties hereto agree and acknowledge that at all times up to and including the date of an exchange pursuant to a Default Event, the Pledgor shall be treated as the owner of the Collateral for U.S. federal income and applicable state tax purposes and it shall (i) report all items of income, gain, loss or deductions with respect to the Collateral in accordance with applicable law and (ii) be solely responsible for the payment of income taxes in respect of the Collateral or any income derived therefrom, or any other taxes in respect of the Collateral imposed on Pledgor or its direct or indirect owners.

(e)       THIS PLEDGE AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING HERETO SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE); PROVIDED THAT AS TO COLLATERAL LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, SECURED PARTY SHALL HAVE, IN ADDITION TO ANY RIGHTS UNDER THE LAW OF THE STATE OF NEW YORK, ALL OF THE RIGHTS TO WHICH A SECURED PARTY IS ENTITLED UNDER THE LAW OF SUCH OTHER JURISDICTION. THE PARTIES HERETO HEREBY AGREE THE CUSTODIAN’S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC, INSOFAR AS IT ACTS AS A SECURITIES INTERMEDIARY HEREUNDER OR IN RESPECT HEREOF, IS THE STATE OF NEW YORK. As permitted by Article 4 of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the “Hague Convention”), the parties hereto agree that the law of the State of New York shall govern the Collateral Account and the issues specified in Article 2(1) of the Hague Convention. The provisions of the immediately preceding sentence shall be construed as an amendment to any other account agreement governing the Collateral Account. As of the date hereof, the Custodian represents that it has an office in the United States which satisfies the requirements of clauses (1) and (2) of Article 4 of the Hague Convention.

(f)       Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Pledge Agreement, THE transactions contemplated hereby or the transaction documents, to the extent permitted by applicable law. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS PLEDGE AGREEMENT OR OTHER DOCUMENT RELATED HERETO. EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(g)       each party hereby irrevocably waives any and all rights to trial by jury with respect to any legal proceeding arising out of or related to this Pledge Agreement, any transaction contemplated hereby, the transaction documents or the actions of the parties or their respective affiliates in the negotiation, performance or enforcement hereof or thereof.

(h)       This Pledge Agreement may be executed, acknowledged and delivered in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

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(i)       The parties hereto agree and acknowledge that this Pledge Agreement shall be a “Credit Support Document” (as defined in each of the Forward Master Agreement) under the Transaction Documents with respect to Pledgor and for purposes of Section 5(a)(iii)(1) of the Forward Master Agreement, an Event of Default will exist with respect to the Pledgor if:

(i)       Pledgor fails to make the required delivery under Section 2(b) or Section 6(d) and that failure continues for two Local Business Days after notice of that failure is given to Pledgor; or

(ii)       Pledgor fails to comply with or perform any agreement or obligation other than those specified in clause (i) above and that failure continues for 30 days after notice of that failure is given to Pledgor.

(j)       The parties hereto intend that (A) Secured Party is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code, (B) each of the Forward Confirmations is a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery thereunder or in connection therewith is a “settlement payment” and a “transfer” within the meaning of Sections 546(e) and 548(d) of the Bankruptcy Code, (C) this Pledge Agreement is a “security agreement or arrangement” or other “credit enhancement” that forms a part of and is related to such “securities contract” within the meaning of Section 362(b) of the Bankruptcy Code, (D) the rights given to Secured Party under this Pledge Agreement, under the Forward Confirmations, and the Forward Master Agreement upon the occurrence of an Event of Default (as defined in the Forward Master Agreement) with respect to the other party constitute “contractual rights” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and “contractual rights” under a security agreement or arrangement forming a part of or related to a “securities contract” as such terms are used in Sections 555, 561 and 362(b)(6) of the Bankruptcy Code, and (E) Secured Party is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(k)       Neither Pledgor nor Secured Party may assign its rights or obligations under this Pledge Agreement, except in accordance with the Forward Master Confirmation, and any purported assignment other than in compliance with the Forward Master Confirmation shall be void and of no effect.

Section 11. Service of Process. Pledgor irrevocably consents to service of process given in the manner provided for notices in Section 10(c).

Section 12. Continuing Security Interest. This Pledge Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment and performance in full of the Secured Obligations; (ii) be binding upon Pledgor, Secured Party, and their respective successors, transferees and assigns and (iii) inure to the benefit of, and be enforceable by, Pledgor, Secured Party and their respective successors, transferees and assigns.

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Section 13. Termination of Pledge Agreement. This Pledge Agreement and the rights granted by Pledgor in the Collateral shall cease and terminate upon satisfaction in full of all of the Secured Obligations. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Pledgor by Secured Party, all at the request and expense of Pledgor. In addition, so long as no Default Event has occurred and is continuing, Secured Party shall, at the request of Pledgor, promptly release and discharge from the Security Interests Shares to the extent the aggregate number of Shares constituting Collateral exceed the aggregate Base Number for all Forward Transactions outstanding at such time that relate to Shares; provided that Pledgor hereby irrevocably instructs Secured Party to deliver all such released Shares to Issuer or its transfer agent to facilitate the registration of such released Shares on the books and records or Issuer or its transfer agent in the name of Pledgor with any appropriate restrictive legends as deemed necessary by the Issuer or its transfer agent.

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IN WITNESS WHEREOF, the parties have signed this Pledge Agreement as of the date and year first above written.

PLEDGOR:		SECURED PARTY:
GE Oil & Gas US Holdings I, Inc.		CITIBANK, N.A.
By:	/s/ Robert M. Giglietti	By:	/s/ Eric Natelson
	Name: Robert M. Giglietti Title: Vice President & Treasurer		Name: Eric Natelson Title: Authorized Signatory

CUSTODIAN (solely with respect to Sections 2(d), 4(a), 4(f), 5(a), 5(e), 5(f), 5(i), 6(a), 6(b), 6(c), 6(e), 10(e) and 13 hereof):
CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Eric Natelson
Name: Eric Natelson Title: Authorized Signatory

[Signature Page to Pledge Agreement]